EXHIBIT 99.1

Contact: Tom Frank, CFO

(484) 947-2000

For Immediate Release

NOBEL LEARNING COMMUNITIES, INC. ANNOUNCES COMPLETION OF

REDEMPTION OR CONVERSION OF ALL OF ITS

SERIES A CONVERTIBLE PREFERRED STOCK AND

SERIES C CONVERTIBLE PREFERRED STOCK

West Chester, PA, January 4, 2005--Nobel Learning Communities, Inc. (NASDAQ: NLCI), a leading for-profit provider of education and school management services for the pre-elementary through 12th grade market, today reported that it has completed the previously announced redemption or conversion of all of its outstanding Series A Convertible Preferred Stock and Series C Convertible Preferred Stock.

Following the notice of redemption delivered by the Company, all of the holders of the Company's Series A Convertible Preferred Stock and Series C Convertible Preferred Stock converted their preferred shares into NLCI common stock. As a result of these conversions, the number of shares of NLCI common stock outstanding has increased by approximately 800,000 shares, and no shares of the Series A Convertible Preferred Stock or the Series C Convertible Preferred Stock remain outstanding. For diluted earnings per share calculations, the Series A and Series C Convertible Preferred shares had already been accounted for on an as-converted basis.

The Company called for the redemption of its Series A and Series C Convertible Preferred Stock in furtherance of its previously announced initiative to simplify its capital structure and increase long-term stockholder value.

Nobel Learning Communities, Inc. operates 151 schools in 13 states, consisting of private pre-elementary, elementary, middle, specialty high schools and schools for learning challenged children clustered within established regional learning communities.

Except for historical information contained in this press release, the information in this press release consists of forward looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include changes in market demand, market condition and competitive activities, and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in the Company's filings with the SEC. These statements are based only on management's knowledge and expectations on the date of this press release. The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.

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